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                                                                  EXHIBIT 4.15

                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT ("Agreement") made and entered into as of September 29, 1994, by and among PHP Family Healthcare Corporation, a Delaware corporation ("Family"), J.P. Cole & Associates, Inc., a Virginia corporation ("JPC"), John
P. Cole, Charles P. Reilly and Michael E. Gallagher (collectively, the "Shareholders"), PHP Healthcare Corporation, a Delaware corporation ("PHP"), and William F. Bavinger, III (the "Escrow Agent").

                                    RECITALS

     A. Family, JPC, the Shareholders and PHP (the "Escrow Parties") have entered into a Plan and Agreement of Merger, dated as of September 29, 1994 (the "Merger Agreement"), pursuant to which the outstanding shares of common stock of JPC will be converted into, among other things, shares of common stock, $.01 par value, of PHP ("PHP Common Stock").

     B. The Merger Agreement provides that Forty Four Thousand Two Hundred Eighty Six (44,286) shares of PHP Common Stock (the "Escrow Securities") shall be deposited and held in escrow in accordance with the terms set forth herein.

     C. The Escrow Agent desires to perform the escrow services described herein, and the Escrow Parties desire to engage the Escrow Agent to perform such services;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein and in the Merger Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                      TERMS

     1. APPOINTMENT OF ESCROW AGENT. The Escrow Agent is hereby appointed to act as Escrow Agent hereunder and agrees to accept and to hold the Escrow Securities in accordance with the terms hereof.

     2. ESTABLISHMENT OF ESCROW. Pursuant to Article IV of the Merger Agreement, certificates representing the Escrow Securities registered in the names of the Shareholders have been deposited with the Escrow Agent, and the Escrow Agent hereby acknowledges receipt of the Escrow Securities.

     3. DECLARATION OF ESCROW. The Escrow Agent hereby declares and agrees that it will hold and distribute the Escrow Securities, in accordance with and subject to the provisions of

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this Agreement. The Escrow Agent further agrees that it will receive, hold and distribute as additional Escrow Securities, in accordance with and subject to the terms of this Agreement, all dividends, distributions, securities, rights, instruments and proceeds in respect of the Escrow Securities which PHP or the Shareholders may subsequently deliver to the Escrow Agent.

     4. ESCROW PERIOD. The term of this escrow (the "Term") shall commence immediately upon receipt by the Escrow Agent of the Escrow Securities and shall expire as provided in Section 7(c) hereof.

     5.  DISTRIBUTION OF ESCROW SECURITIES.

          (a) THE PERFORMANCE CONDITION. The Escrow Securities shall be retained in escrow on the terms set forth herein until Family determines as provided in Article IV of the Merger Agreement whether on or before December 31, 1996, (i) it has accrued the JPC Minimum Target Revenues under Qualifying Contracts (the "Performance Condition"), or (ii) Change in Control of PHP has occurred. Family shall make such determination and give notice thereof to the Escrow Agent and the Escrow Parties as soon as reasonably practicable.

         (b) RELEASE OF ESCROW SECURITIES TO SHAREHOLDERS. If Family shall give notice that the Performance Condition has been satisfied or that a Change in Control of PHP has occurred, the Escrow Securities shall be released to the Shareholders promptly.

         (c) RELEASE OF ESCROW SECURITIES TO PHP. If Family shall give notice that the Performance Condition has not been satisfied and the Shareholders shall not, within 20 days after receipt of such notice, give notice that they claim that the Performance Condition has been satisfied, the Escrow Securities shall be released to PHP promptly. If the Shareholders give timely notice that they claim that the Performance Condition has been satisfied, the dispute shall be resolved in accordance with Section 6 hereof.

     6. SETTLEMENT OF DISPUTES. Any dispute among the Escrow Parties that may arise under this Agreement with respect to: (a) the delivery, ownership or right to possession of the Escrow Securities; (b) the facts upon which the Escrow Agent's determinations are based; (c) the duties of the Escrow Agent hereunder;
(d) whether the Performance Condition set forth in Section 5(a) hereof has been satisfied; and (e) any other questions arising under this Agreement, shall be determined by (i) mutual agreement of the Escrow Parties (evidenced by appropriate instructions in writing to the Escrow Agent signed by or on behalf of all of such parties) within 30 days after such dispute arises, or (ii) if the Escrow Parties are unable to reach an agreement, and are unable to agree upon arbitration or some other form of alternative dispute resolution, litigation in a court of competent jurisdiction. The Escrow Agent shall be under no duty to institute or defend any proceeding relating to any such dispute and none of the costs and expenses of any such proceedings shall be borne by the

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Escrow Agent. Pending the resolution of any dispute as provided in this Section
6, the Escrow Agent is authorized and directed to retain the Escrow Securities in its possession.

     7.  PROVISIONS CONCERNING THE ESCROW AGENT.

          (a) AMENDMENTS AND MODIFICATIONS. The Escrow Agent shall not in any way be bound or affected by any amendment, modification or cancellation of this Agreement which increases or alters the obligations of the Escrow Agent under or pursuant to this Agreement, unless the same shall have been agreed to in writing by the Escrow Agent.

         (b) COMPENSATION. Upon receipt by Buyer and Seller of the Escrow Agent's written notice itemizing its fees and out-of-pocket expenses incurred in performing its duties hereunder, the Escrow Agent shall be entitled to payment (from other than the Escrow Securities) of such fees and reimbursements for such expenses from PHP, such amounts to be paid within thirty (30) days after such written notice is given. The Escrow Agent's fee shall be as agreed upon by the parties, plus all reasonable out-of-pocket expenses payable when billed.

         (c) TERMINATION OF THIS ESCROW AGREEMENT. This Agreement shall terminate upon the release of the Escrow Securities by the Escrow Agent pursuant to this Agreement.

         (d) DUTIES OF ESCROW AGENT. This Agreement sets forth the duties and obligations of the Escrow Agent with respect to any and all matters pertinent to its acting as such hereunder. The Escrow Agent shall not have duties or responsibilities other than those specifically set forth herein and shall act only in accordance with the provisions hereof. Without limiting the generality of the foregoing, the Escrow Agent shall not have any duty or responsibility (i) to enforce or cause to be enforced any of the terms and conditions contained in the Merger Agreement or (ii) to verify the accuracy or sufficiency of any notice or other document received by it in connection with this Agreement. The Escrow Agent shall be entitled to reply upon any instructions or directions to it in writing under this Agreement signed or presented by the proper party or parties and shall be entitled to treat as genuine any instruction or document delivered to the Escrow Agent hereunder and reasonably believed by the Escrow Agent to be genuine and to have been presented by the proper party or parties, without being required to determine the authenticity or correctness of any fact stated therein, or the authority or authorization of the person or persons making and/or delivering the same to do so.

        (e) LIABILITY OF ESCROW AGENT. Neither the Escrow Agent nor any of its officers, directors, shareholders, partners, employees or agents shall be liable to the Escrow Parties or any other person or entity for or in respect of any loss, claim, damage, liability or expense resulting from or arising out of any act or failure to act by it in connection with this Agreement, other than for any loss, claim, damage, liability or expense which shall be finally adjudicated to be the result of gross negligence or willful bad faith on the part of the Escrow Agent or any such officers, directors, partners, employees or agents. More

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specifically, (i) the Escrow Agent shall not be liable for any error of judgment made by it in good faith and (ii) the Escrow Agent may consult with counsel of its own choice whenever the Escrow Agent shall deem it convenient or appropriate, and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith in accordance with the advice of counsel.

        (f) RESIGNATION OF ESCROW AGENT. At any time that the Escrow Agent so chooses, the Escrow Agent may resign from its duties hereunder by giving not less than 30 days' written notice to the Escrow Parties. Prior to the expiration of such 30-day period, the Escrow Parties shall designate, by mutual consent, a successor escrow agent; PROVIDED that notwithstanding any resignation date set forth in the Escrow Agent's notice, such resignation shall not take effect until receipt by the Escrow Agent of an instrument duly executed by a successor escrow agent evidencing its appointment as Escrow Agent hereunder and acceptance of this Agreement. If no successor escrow agent is appointed within such 30-day period, the Escrow Agent may deposit the Escrow Securities with a court of competent jurisdiction as provided in paragraph (g) below and thereupon the Escrow Agent shall be discharged of all duties and obligations hereunder.

       (g) DEPOSIT OF ESCROW SECURITIES WITH COURT. Notwithstanding anything herein to the contrary, in the event of any disagreement between any of the parties to this Agreement, or between them and any other person, resulting in adverse claims or demands being made against the Escrow Securities, or in the event the Escrow Agent in good faith is in doubt as to what action it should take hereunder, the Escrow Agent may be discharged of its duties and obligations hereunder upon its deposit, at any time after written notice to the Escrow Parties, of the Escrow Securities with a court of competent jurisdiction.

     8.  MISCELLANEOUS.

         (a) ENTIRE AGREEMENT. This Agreement has been entered into pursuant to the Merger Agreement and as such embodies the entire agreement and understanding among the parties hereto relating to the subject matter hereof and may not be charged orally, but only by an instrument in writing signed by all the parties hereto.

         (b) NOTICES. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if the same shall be in writing and shall be delivered and received personally or sent by facsimile transmission or overnight delivery service, and addressed as set forth below:

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         (i)  If to PHP, Family or JPC:

               PHP Healthcare Corporation
               11440 Commerce Park Drive
               Reston, Virginia 22091
               Attention: General Counsel


        (ii)   If to Shareholders:

               John P. Cole                   Charles P. Reilly
               PHP Healthcare Corporation     Shamrock Investments
               11440 Commerce Park Drive      2049 Century Park East, Suite 3330
               Reston, Virginia 22091         Los Angeles, California 90067

        (iii)   If  to the Escrow Agent:

                William F. Bavinger, III
                700 Thirteenth Street, N.W.
                Washington, D.C. 20005

or at such other address or to such other wire instructions as any party may designate by means of notice given in accordance with this Section 8(b). Any facsimile transmission not received by the Escrow Agent before 5:00 p.m. eastern standard time shall be deemed received on the next business day.

         (c) HEADINGS. The headings of the sections of this Agreement have been inserted for convenience only and shall not modify, define, limit or expand the express provisions of this Agreement.

         (d) GOVERNING LAW; SEVERABILITY. This Agreement shall be construed and interpreted according to the laws of the State of Delaware without regard to conflicts of law principles.

         (e) BINDING NATURE. This Agreement shall be binding upon the parties hereto and their respective successors and assigns, provided that the Escrow Agent may not assign its obligations hereunder without the consent of all of the other parties hereto.

         (f) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed as original, but all of which together constitute one and the same agreement, and it shall not be necessary, in proving the due execution and delivery of this Agreement, to produce or account for more than one such counterpart.

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         (g)  DEFINITIONS.  Unless expressly provided otherwise herein, all initially capitalized terms used herein and defined in the Acquisition Agreement shall have the same meanings ascribed to them in the Acquisition Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the day and year first written.

Attest:                               J.P. COLE & ASSOCIATES, INC.

/s/ Charles P. Reilly                 By: /s/ John P. Cole
---------------------                     ----------------
Charles P. Reilly, Secretary              John P. Cole, President

Attest:                               PHP FAMILY HEALTHCARE CORPORATION

/s/ Ben Rosenbaum, III                By: /s/ Charles H. Robbins
----------------------                    ----------------------
Ben Rosenbaum, III,  Secretary            Name: Charles H. Robbins
                                          Title:  President

Attest:                               PHP  HEALTHCARE CORPORATION

/s/ Ben Rosenbaum, III                By: /s/ Jack M. Mazur
----------------------                    -----------------
Ben Rosenbaum, III,  Secretary            Name: Jack M. Mazur
                                          Title: Sr. Exec. Vice Pres.

                                          /s/ John P. Cole
                                          ----------------
                                          John P. Cole

                                          /s/ Charles P. Reilly
                                          ---------------------
                                          Charles P. Reilly

                                          /s/ Michael E. Gallagher
                                          ------------------------
                                          Michael E. Gallagher

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                                          /s/  William F. Bavinger, III
                                          -----------------------------
                                          William F. Bavinger, III

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